SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2016

Synalloy Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4510 Cox Road, Suite 201, Richmond, Virginia	23060
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 585-3605

Inapplicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
As previously disclosed in Synalloy Corporation’s filings with the Securities and Exchange Commission, in January 2014, a customer (the “Plaintiff”) filed a lawsuit against Synalloy Corporation, a Delaware corporation (“Synalloy”), Synalloy’s wholly-owned subsidiary, Palmer of Texas Tanks, Inc., a Texas corporation (“Palmer”), and an unrelated defendant in Texas state court alleging breach of warranty, among other claims. This matter arose out of products manufactured and sold by Palmer to the Plaintiff prior to Synalloy’s acquisition of all of Palmer’s outstanding stock in August 2012.

In August and September 2016, the parties to the lawsuit tried the matter in a bench trial in the District Court of Harris County, Texas, 333rd Judicial District (the “Court”). On December 31, 2016 (but made available to the parties to the lawsuit on January 3, 2017), the Court entered final judgment in favor of the Plaintiff and Synalloy and against Palmer. The Court ordered Palmer to pay the Plaintiff approximately $8.60 million in damages, plus pre- and post-judgment interest, and approximately $1.04 million in attorneys’ fees. The Court ruled Synalloy has no liability to the Plaintiff.

Palmer is currently analyzing its post-judgment options, including, but not limited to, a motion for the Court to reconsider the judgment and other appeal rights.

The former shareholders of Palmer are contractually bound, pursuant to the Stock Purchase Agreement by and among Synalloy and the former shareholders dated August 10, 2012, to hold harmless and indemnify Synalloy and Palmer from any and all costs and damages, including the judgment described above and all associated attorneys’ fees, arising out of this matter. To date, the former shareholders of Palmer have paid all costs incurred by Palmer and Synalloy related to this lawsuit and claimed for reimbursement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ CRAIG C. BRAM
Craig C. Bram
Chief Executive Officer

By: /S/ DENNIS M. LOUGHRAN
Dennis M. Loughran
Chief Financial Officer

Dated: January 9, 2017

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